CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Funds Trust:

We consent to the use of our reports dated October 9, 2012 for Putnam Global Technology Fund, October 10, 2012 for Putnam Global Industrials Fund and Putnam Global Telecommunications Fund, October 12, 2012 for Putnam Global Consumer Fund and Putnam Global Energy Fund and October 15, 2012 for Putnam Global Financials Fund, each fund a series of Putnam Funds Trust, and to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
December 21, 2012